Exhibit 11

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

August 14, 2009

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, MA 02481

Ladies and Gentlemen:

This agreement is executed and delivered in connection with the transactions (the “Transactions”) contemplated by the Share Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), by and among Stream Global Services, Inc. (“Stream”), EGS Corp., EGS Dutchco B.V. (“Dutchco”) and Newbridge International Investment Ltd. (“Newbridge”), and the agreements executed in connection therewith or contemplated hereby or thereby (collectively with the Exchange Agreement, the “Transaction Documents”).  In consideration of the promises made herein and in the Transaction Documents, and the respective rights granted to them in connection with the Transactions, Ares Corporate Opportunities Fund II, L.P. (“Ares”) and Stream agree as follows:

1.             Pursuant to Section 7(a) of the Certificate of Designations of Series A Convertible Preferred Stock of Stream, as amended (the “Series A Certificate of Designations”), Ares hereby irrevocably elects to convert, effective as of immediately prior to the Closing (as defined in the Exchange Agreement), 150,000 shares of the Series A Convertible Preferred Stock, par value $.001 per share, of Stream (the “Series A Preferred”), constituting all of the shares of Series A Preferred held by Ares, into an aggregate of 34,919,792 shares of Stream common stock, par value $.001 per share (the “Common Stock”) (as adjusted for stock splits, stock dividends and similar events affecting the Common Stock on or prior to the Closing), such amount representing the aggregate number of shares of Common Stock into which Ares’ shares of Series A Preferred and all accrued but unpaid dividends thereon shall be convertible as of the Closing, after taking into account the increase in the Stated Value (as defined in the Series A Certificate of Designations) pursuant to Section 3(b) of the Series A Certificate of Designations as a result of the Acceleration Event (as defined in the Series A Certificate of Designations) arising from the Transactions.  Ares hereby agrees that the execution and delivery of the Exchange Agreement shall not result in an “Acceleration Event” for purposes of the Series A Certificate of Designations unless the Closing occurs (in which event an “Acceleration Event” shall be deemed to occur as of the Closing) and hereby irrevocably waives the occurrence of any Acceleration Event with respect to the execution and delivery of the Exchange Agreement if the Closing does not occur.  Stream and Ares hereby agree that the Acceleration Event shall be deemed to occur immediately prior to the effectiveness of the conversion of the Series A Preferred.

2.             Pursuant to Section 7(a) of the Certificate of Designations of Series B Convertible Preferred Stock of Stream, as amended (the “Series B Certificate of Designations”), Ares hereby irrevocably elects to convert, effective as of immediately prior to the Closing, 702 shares of Stream’s Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred”), constituting all of the shares of Series B Preferred held by Ares, into an aggregate of 165,342 shares of Common Stock (as adjusted for stock splits, stock dividends and similar events affecting the Common Stock on or prior to the Closing), such amount representing the aggregate number of shares of Common Stock into which Ares’ shares of Series B Preferred and all accrued but unpaid dividends thereon are convertible as of the Closing, after taking into account the increase in the Stated Value (as defined in the Series B Certificate of Designations) pursuant to Section 3(b) of the Series B Certificate of Designations as a result of the

Acceleration Event (as defined in the Series B Certificate of Designations) arising from the Transactions.  Ares hereby agrees that the execution and delivery of the Exchange Agreement shall not result in an “Acceleration Event” for purposes of the Series B Certificate of Designations unless the Closing occurs (in which event an “Acceleration Event” shall be deemed to occur as of the Closing) and hereby irrevocably waives the occurrence of any Acceleration Event with respect to the execution and delivery of the Exchange Agreement if the Closing does not occur.  Stream and Ares hereby agree that the Acceleration Event shall be deemed to occur immediately prior to the effectiveness of the conversion of the Series B Preferred.

3.             At the Closing, Ares shall transfer and sell to Stream, 7,500,000 warrants of Stream expiring on August 7, 2018, each to purchase one share of Common Stock, in consideration for which Stream shall issue and deliver to Ares 1,000,000 shares of Common Stock (as adjusted for stock splits, stock dividends and similar events affecting the Common Stock on or prior to the Closing).

4.             At Stream’s option, exercisable in writing from and after the Closing, Ares shall transfer and sell to Stream, and Stream shall purchase from Ares, on such date as shall be selected by Stream and notified to Ares in writing, but no earlier than 5 business days after receipt of such notice by Ares nor later than November 30, 2009, 425,000 warrants of Stream expiring on October 17, 2011, each to purchase one share of Common Stock, in consideration for which Stream shall pay to Ares, upon such transfer, an aggregate purchase price of $63,750.

5.             Each of Ares and Stream hereby agrees and consents to the termination, effective as of the Closing, of the Stockholder’s Agreement, dated as of August 7, 2008, by and between Ares and Stream (the “Stockholder’s Agreement”).

6.             To the extent any of the Transactions requires the consent or approval of Ares under the Stockholder’s Agreement, Section 9 of the Series A Certificate of Designations or Section 9 of the Series B Certificate of Designations, Ares hereby consents to and approves such Transactions.  Ares hereby waives any right of the holders of Series A Preferred and Series B Preferred under the Series A Certificate of Designations or the Series B Certificate of Designations to receive a notice of the authorization of, approval of, entry into an agreement contemplating, solicitation of stockholder approval for or other activity or action related to, any of the Transactions.

7.             Pursuant to Section 9(b) of the Registration Rights Agreement, dated as of August 7, 2008, by and among Ares, Stream and the other signatories identified therein, as amended (the “Rights Agreement”), Ares and Stream hereby consent to and approve the amendment and restatement of the Rights Agreement, effective as of the Closing, in its entirety to read as set forth in the Amended and Restated Registration Rights Agreement, dated as of the date hereof by, and among Stream, Ares, Dutchco, Newbridge and certain other stockholders of Stream.

8.             Effective as of the Closing, Ares hereby agrees that Section 4.6 of the Preferred Stock Purchase Agreement, dated as of June 2, 2008, by and between Ares and Stream, as amended (the “Purchase Agreement”) shall terminate and have no further force or effect, and Ares hereby irrevocably releases, and agrees not to sue or to bring suit with or on behalf of another against, Stream or any of its subsidiaries (collectively, the “Stream Released Parties”) with respect to any claims, demands, liabilities, actions, causes of action, suits, debts, charges, complaints, obligations, promises, agreements, controversies, damages or expenses (collectively, “Claims”) arising out of facts that occurred prior to the execution of this agreement.  For purposes of implementing a full and complete release and discharge of Claims, Ares acknowledges that this agreement is intended to include in its effect all the Claims described in the preceding sentence, whether known or unknown, suspected or unsuspected,  whether in contract, tort or otherwise, and that this agreement contemplates the extinction of all such Claims.  Ares expressly waives all rights conferred by the provisions of Section 1542 of the Civil Code of California which provides:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

9.             Effective as of the Closing, Stream hereby releases, and agrees not to sue or to bring suit with or on behalf of another against, Ares, any of its affiliates, or any of their respective predecessors or successors, or any of their respective partners, directors, officers, shareholders, employees, executives or agents (collectively, the “Ares Released Parties”) with respect to any Claims arising out of facts that occurred prior to the execution of this agreement.  For purposes of implementing a full and complete release and discharge of Claims, Stream acknowledges that this agreement is intended to include in its effect all the Claims described in the preceding sentence, whether known or unknown, suspected or unsuspected, in contract, tort or otherwise, and that this agreement contemplates the extinction of all such Claims.  Stream expressly waives all rights conferred by the provisions of Section 1542 of the Civil Code of California which provides:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

10.           Notwithstanding the foregoing, (a) the foregoing paragraphs 7 and 8 shall not release any Claims arising under any of the Transaction Documents or in connection with the Transactions and (b) except as expressly provided herein, each agreement to which Ares and Stream are party shall remain in full force and effect.

11.           Without regard to whether the Closing occurs or this letter agreement is terminated, the Company shall pay to, or on behalf of, Ares, promptly as billed, all fees, disbursements and reasonable out-of-pocket expenses incurred by Ares in connection the Transactions (including, without limitation, reasonable fees and disbursements of counsel and other customary expenditures).

12.           Ares represents that the shares of Common Stock to be issued to it at the Closing are being acquired for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such shares in violation of the Securities Act of 1993, as amended (the “Securities Act”) or any rule or regulation under the Securities Act.  Ares understands that the issuance of such shares has not been registered under the Securities Act and such shares are “restricted securities” within the meaning of Rule 144 under the Securities Act; and such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

13.           Stream hereby represents and warrants that the Transactions have been approved by the board of directors of Stream, or a committee of such board that is composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)), for the purpose of exempting from Section 16(b) of the Exchange Act the Transactions between Stream and any of its officers or directors that involve Stream’s equity securities.

14.           This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. This agreement may be waived, amended, modified or terminated only by a written agreement signed by each of the parties hereto, Newbridge and Dutchco, each of which is expressly made a third party beneficiary hereof.

15.           Notwithstanding anything that may be expressed or implied in this letter agreement, Stream and Ares covenant, agree and acknowledge that (a) no recourse under this letter agreement or any other Transaction Documents shall be had against any current or future director, officer, employee, general or limited partner, manager or member of any of Ares or of any affiliate or assignee thereof (each an “Ares Person”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) without limiting the foregoing, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Ares Person, as such, for any obligation of Ares under this letter agreement or any other Transaction Document for any claim based on, in respect of or by reason of such obligations or their creation.

This agreement shall terminate and be of no force or effect if the Exchange Agreement is duly terminated.  In addition, Stream covenants and agrees that without the prior written consent of Ares, Stream shall not (i) waive any of Stream’s conditions to Closing set forth in Sections 6.1 and 6.2 of the Exchange Agreement, or (ii) amend or waive any other provision of the Exchange Agreement.  Notwithstanding any other provision hereof, the provisions of paragraphs 11, 14 and 15 above shall survive any such termination.

[Signature page follows.]

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours,

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

By: ACOF MANAGEMENT II, L.P.,
Its General Partner

By: ACOF OPERATING MANAGER II, L.P.,
Its General Partner

By: ARES MANAGEMENT, INC.,
Its General Partner

By:
Name:
Title:

Accepted and Agreed to as of the date first written above

STREAM GLOBAL SERVICES, INC.

By:
Name:
Title: